     Exhibit 99.1

FOR IMMEDIATE RELEASE

Wescorp Energy Receives Order for Second Water Remediation
Unit for Customer in Kansas, USA

HOUSTON, Texas and CALGARY, Alberta
June 23, 2009 – Wescorp Energy Inc. (OTCBB: WSCE), an oil and gas technology solutions provider, is pleased to announce that a 500-barrel-per-day water remediation unit has been ordered. This unit will be leased for a minimum of one year with a lease rate of approximately $1,000 per day. This is the second unit ordered by this private US oil and gas company with operations in Texas, Kansas and Wyoming. This second order is subject to the terms and conditions of the original master lease agreement signed in August, 2008, allowing the customer to lease up to 256  units. The new unit is expected to be built and operational by early fall and will be mobilized for operations into Marion County, Kansas.

“The oil and gas industry is becoming increasingly aware of  technology and its ability to reduce operational costs,” commented Doug Biles, President and CEO of Wescorp Energy. “This second unit order will further prove that oil and gas companies can reduce their environmental footprint resulting from hydrocarbon operations.”

 is a commercially proven, safe, effective and economical process for cleaning and separating oil and solids from produced water using patented technology. Test results on the  unit have been shown to reduce the oil content in produced water to less than 0.001% or 10 parts per million oil allowing oil and gas operators to reduce, reuse, and recycle water.

About Wescorp
Wescorp Energy Inc. (www.wescorpenergy.com) is an oil and gas operations solutions company focused on commercializing technologies that overcome tough operations challenges facing oil and gas operators today.

Wescorp shares currently trade on the NASD.OTC Bulletin Board under the symbol “WSCE”.

Safe Harbor Statement

Any statements contained herein that are not historical facts may be forward-looking statements, that involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Investor Relations contact:

Mark Komonoski
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Email	mk.tem@shaw.ca